Exhibit 99.1

Towerstream Closes on $35 million Debt Financing with Melody Capital

Enters into Strategic Relationship with Wireless Infrastructure Focused Investment Firm

MIDDLETOWN, R.I., October 17, 2014 – Towerstream Corporation (NASDAQ: TWER), a leading 4G and Small Cell Rooftop Tower company, announced the closing of a $35 million debt capital transaction with affiliates of Melody Capital Partners, LP (“Melody”) a New York City based private investment firm and one of the largest independent owners of wireless cellular sites in the United States.

“We are excited to enter into this new partnership with a tower centric investment firm which shares a common focus on Wireless Infrastructure," stated Jeff Thompson, Chief Executive Officer and President of Towerstream. "We believe that the densification of wireless networks is a major priority of communications providers. Our strategic relationship with Melody, one of the largest independent owners of wireless infrastructure locations in the U.S., will enable us to jointly offer our combined locations to carriers, MVNOs, cable companies and others as they upgrade their networks through deployment of Wi-Fi and Small Cell solutions. We will have access to Melody's existing rooftop assets to expand our current network and launch new markets. We will also work together to acquire new rooftop tower assets that we can jointly develop," added Mr. Thompson.

"Towerstream is recognized as the leader in offering fixed wireless services and a pioneer in developing wireless infrastructure solutions in the largest cities in the U.S.," said Omar Jaffrey, Managing Partner of Melody. “At Melody, we understand the powerful impact that growing data consumption continues to have on the telecommunications industry, especially in the world of mobile communications. Towerstream has a market leading platform that is positioned to grow in both Fixed Wireless Enterprise solutions and Wi-Fi and Small Cell solutions through its Hetnets subsidiary. We are excited by this new partnership and look forward to a long term relationship with Towerstream and its existing stakeholders" added Mr. Jaffrey.

"This transaction strengthens our financial position while avoiding significant dilution to our existing shareholders," stated Joseph Hernon, Chief Financial Officer of Towerstream.  "The loan terms provide the latitude required to accomplish the strategic growth objectives of both our Fixed Wireless and Hetnets businesses."

The debt matures in full on October 16, 2019 and bears interest at 12% annually, of which 8% is payable in cash on a quarterly basis and 4% is deferred until maturity. In connection with the loan, Towerstream will issue 3,600,000 warrants to purchase common stock with one-third of the warrants exercisable at $0.01 and two-thirds exercisable at $1.26.

About Towerstream Corporation

Towerstream (Nasdaq:TWER) is a leading 4G and Small Cell Rooftop Tower company. The company owns, operates, and leases Wi-Fi and Small Cell rooftop tower locations to cellular phone operators, tower, Internet and cable companies and hosts a variety of customers on its network. Towerstream was originally founded in 2000 to deliver fixed-wireless high-speed Internet access to businesses and to date offers broadband services in 12 urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area. For more information on Towerstream services, please visit www.towerstream.com and/or follow us @Towerstream.

Page of  1 of 3

The Towerstream Corporation logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=6570

About HetNets Tower Corporation

HetNets Tower Corporation ("HetNets") was formed in January 2013 as a wholly owned subsidiary of Towerstream Corporation (Nasdaq:TWER), and offers a neutral host, shared wireless infrastructure solution, either independently or as a turnkey service. Its wireless communications infrastructure is available to wireless carriers, cable and Internet companies in major urban markets where the explosion in mobile data is creating significant demand for additional capacity and coverage. HetNets offers a carrier-class Wi-Fi network for Internet access and the offloading of mobile data. Its street level rooftop locations are ideal for the installation of customer owned small cells including DAS, Metro and Pico cells. Other solutions provided by HetNets include backhaul, power, and related small cell requirements. More information is available at http://www.hetnets.com.

About Melody Capital Partners, LP

Melody Capital Partners, LP (“Melody”) is a New York based private investment firm with a unique strategy of crafting solutions in partnership with issuers. Melody has over $1 billion in capital and focuses on senior secured loan origination and direct lending in North America and Western Europe in addition to making investments in corporate debt securities and asset-based investments, including portfolios of receivables, real estate, leases and other tangible or secured assets. Melody’s specialized lending platform includes a significant practice investing in telecommunications infrastructure companies, telecommunications service providers and related businesses. Melody is also one of the largest independent owners of wireless cellular sites in the United States.

Safe Harbor

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission, including, without limitation, risk related to our ability to deploy and expand small cell rooftop tower locations in the New York City and other key markets. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Page of 2 of 3

CONTACT:

INVESTOR CONTACT:

Monica Gould

The Blueshirt Group

212-871-3927

monica@blueshirtgroup.com

MEDIA CONTACT:

Todd Barrish

Indicate Media

917-861-0089

todd@indicatemedia.com

Page of 3 of 3